Exhibit 99.1

AgFeed Industries Opens the 800th Independently Owned Exclusive AgFeed Chain Store in China, Anticipates Record Premix Feed Sales in the 2nd Quarter.

New York, New York --(MARKET WIRE)—June 9, 2008 -- AgFeed Industries, Inc. (NasdaqGM:FEED - News), a leader in China's premix feed and hog raising industries, today announced the opening of the 800th independently owned feed product distribution chain store in China exclusively distributing AgFeed brand premix products to end user customers including small and medium-sized hog farms and individual hog farmers.

China is the world’s largest hog producing country and represents the world’s most profitable market for hog production. Approximately 75% of China’s more than 600 million annual hog production is supplied by individual backyard farmers with each family raises on average less than 10 hogs per year. Over 65% of all meat consumed in China is pork.

AgFeed is China’s largest commercial hog producer as well as the largest premix feed company in terms of revenues. AgFeed has two profitable business lines: premix animal feed and hog production.

Dr. Songyan Li, AgFeed’s Chairman said: "As we approach the end of our second quarter, we have been experiencing record premix feed sales. We expect the growth trend to continue throughout the year. AgFeed has targeted a total of 1,000 stores exclusively distributing AgFeed products in 2008. We are on track to meet this target.”

About AgFeed Industries, Inc.

Through its China-based operating subsidiaries, NASDAQ-listed AgFeed Industries (www.agfeedinc.com) is a market leader in China's fast growing pre-mix animal feed and hog raising industries. The pre-mix market in which Agfeed operates is an approximately $1.6 billion segment of China's $40 billion per year animal feed market, according to the China Feed Industry Association. There are approximately 600 million hogs raised in China each year, compared to approximately 100 million in the U.S.

Safe Harbor Statement

All statements in this press release that are not historical are forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. There can be no assurance that actual results will not differ from the company's expectations. AgFeed's actual results may differ from its projections. Further, preliminary results are subject to normal year-end adjustments. You are cautioned not to place undue reliance on any forward-looking statements in this press release as they reflect AgFeed's current expectations with respect to future events and are subject to risks and uncertainties that may cause actual results to differ materially from those contemplated. Potential risks and uncertainties include, but are not limited to, the risks described in AgFeed's filings with the Securities and Exchange Commission.

Contact Information:

U.S. Contact: Mr. Arnold Staloff Independent Board Member AgFeed Industries, Inc. Tel: 212-631-3510	Corporate Contact: Mr. Sam Zhou, Corporate Development AgFeed Industries, Inc. Tel: 011-86-13925912908 Email: info@agfeedinc.com